Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedules of Merit Medical Systems, Inc. and management’s report on the effectiveness of internal control over financial reporting dated March 11, 2005, appearing in the Annual Report on Form 10-K of Merit Medical Systems, Inc. for the year ended December 31, 2004 and our report dated June 28, 2005 appearing in the Annual Report on Form 11-K of Merit Medical Systems, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
September 30, 2005